EXHIBIT 15

The Board of Directors

Duke Realty Limited Partnership

Gentlemen:

RE:  Registration Statement No. 333-108557-01

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 13, 2005, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP
Indianapolis, Indiana
May 16, 2005